EXHIBIT 10.1

Nexeon MedSystems Inc

Executive Employment Contract

This Executive Employment Contract (the “Agreement”) entered into on the 1st day of January, 2017 (the “Effective Date”) between Emily Hamilton, MD, an individual, (“Executive”), and Nexeon MedSystems Inc, a Nevada corporation (“Company”), having its principal place of business at 1708 Jaggie Fox Way Lexington, KY 40511. Executive and Company are individually referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, the Company wishes to hire Employee as the Director of Emerging Therapy.

The Parties agree as follows:

1.     Employment. Company hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

2.     Duties.

2.1       Position. Employee is employed as Director of Emerging Therapy.

2.2       Reasonable Business Efforts. Employee will expend her reasonable business efforts on behalf of the Company, and will abide by all policies made by the Company, as well as all applicable US federal, state and local laws and regulations. Employee may engage in other business activities as long as those activities do not adversely affect the Company and those activities are disclosed to the Board of Directors of the Company (the “Board”).

2.3       Services. Employee shall report to the CEO or President. Employee’s responsibilities shall include but not limited to:

Be responsible for liaison with health care professionals, disease state meetings, advocacy groups, and health education meeting support. In addition participate in the Company’s various R&D efforts as well as bioelectronic medical device innovation.

2.4       Work Location. Employee’s principal place of work shall be located in Dorado, Puerto Rico or such other location as the Parties may mutually agree upon from time to time.

3.     Benefits. Employee shall be eligible to participate in various company benefit programs, as they become available, pursuant to the terms of the Company’s applicable benefit plans and policies available to other similarly situated employees of the Company.

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4.     Compensation.

4.1       Initial Base Salary. As compensation for the performance of Employee’s duties hereunder, Company shall pay to Employee a Base Salary (herein so called), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions in the amount of $195,000 per year. In the event either Party, for any reason, terminates Employee’s employment under this Agreement Employee will earn the Base Salary prorated to the date of termination. The prorated Base Salary will be based on a 30-day calendar month.

5.     Term. The term of the employment relationship is for 2 years after the Effective Date (the “Term”). This Agreement shall automatically renew for an additional one-year term unless a termination notice is provided in writing to the other party 30 days prior to the expiration of the Term. The Term may however be terminated earlier as set forth in section 6 below.

6.     Termination of Employee’s Employment.

6.1       Termination for Cause by the Company. Company may terminate Employee’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) conviction of a felony that constitutes gross negligence, recklessness or willful misconduct on the part of Employee with respect to Employee’s obligations or otherwise relating to the business of Company, or for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (b) Employee’s material breach of this Agreement or any other agreement between Company and Employee. In the event Employee’s employment is terminated in accordance with this Subsection 6.1, Employee shall be entitled to all accrued compensation up through the date of termination but shall not be entitled to additional severance payments.

6.2       Termination Without Cause by the Company. Company may terminate Employee’s employment under this Agreement without Cause at any time on 60 days advance written notice to Employee. In the event of such termination, Employee will receive the Base Salary then in effect, prorated to the date of termination.

6.3       Termination for Good Reason. . The Employee, upon 90 days’ prior written notice given to the Company, shall have the right at any time to terminate the Employee’s employment with the Company for Good Reason. “Good Reason” shall mean (i) the occurrence, without the Employee’s express written consent, of a material reduction in the level of the Employees compensation or material reduction in Employee’s duties and responsibilities, unless such reduction applies to all similarly situated employees; (ii) a demand, without the Employee’s express written consent, that the Employee relocate to an office of the Company more than 35 miles from the office in which the Employee was previously employed; or (iii) the Company’s uncured breach of a material term of this Agreement.

In the event the Employee’s employment is terminated for Good Reason, Employee will receive a severance payment equivalent 30 days of Base Salary, less federal and state income and employment taxes.

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6.4       Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate the Employee’s employment for Cause and the Employee’s right to terminate employment for Good Reason that (i) the Party seeking the termination shall first have given the other Party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of 30 days from and after the giving of such notice shall have elapsed without the breaching Party having substantially cured or remedied such breach during such 30 day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days) provided the breaching Party has made and continues to make a diligent effort to effect such remedy or cure.

6.6       Voluntary Resignation by Employee. Employee may voluntarily resign Employee’s position with Company at any time on 30 days’ advance written notice to the Company’s Board. In the event Employee’s resignation is without Good Reason, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished.

7.      Conditions to Receive Severance. As a condition to receiving any severance, Employee agrees to execute a full general release satisfactory to the Company, releasing all claims, known or unknown that Employee may have against Company arising out of or in any way related to Employee’s employment or termination of employment with Company prior to receipt of the severance package.

8.      Non-Solicitation of Employees. Employee agrees that for a period of 2 years after the termination of her employment Agreement, Employee shall not recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee; provided, however, any general public recruitment responded to by Company employees will not breach this offer.

9.      Non-Solicitation of Customers or Prospects. Employee agrees that during the term of this Agreement and for a period of 1 year after the termination of her employment, Employee will not, either directly or indirectly solicit, separately or in association with others, attempt to solicit, canvass or interfere with any current customer, or supplier of the Company with whom Employee had a relationship while working for the Company in a manner that directly competes with the Company.

10.       Confidentiality.

(a)       The Employee acknowledges that, by reason of the Employee’s employment by Company, Employee will have access to confidential information of the Company (“Confidential Information”). The Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, the Employee will not disclose any Confidential Information to any person or entity (except as the Employee’s duties as an employee or director of the Company may require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 10 shall not apply to Confidential Information that otherwise becomes known to the public through no act of the Employee in breach of this Agreement or which is required to be disclosed by court order or applicable law. The provisions of this Section 10 shall remain in full force and effect for a period of 3 years after expiration of the Term.

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(b)       Confidential Information includes all records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by the Employee by or on behalf of the Company or its providers, clients or customers that pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of the Company that is collected by the Employee shall be delivered promptly to the Company without request by it upon termination of the Employee’s employment. For purposes of this Section 10(b), “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications. The phrase, “Confidential Information” does not include information that (i) was lawfully in Employee’s possession prior to disclosure of such information by the Company; (ii) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (iii) is documented by Employee as having been developed by Employee outside the scope of Employee rendering services hereunder and independently; or (iv) is furnished to Employee by a third party not under an obligation of confidentiality to the Company.

(c)       Employee will be allowed to disclose such information of the Company to the extent that such disclosure is:

(i)        duly approved in writing by the Company;

(ii)        necessary for Employee to enforce Employee’s rights under this Agreement in connection with a legal proceeding; or

(iii)        required by law or by the order of a court or similar judicial or administrative body.

11.      Inventions. The Employee is hereby retained in a capacity such that the Employee’s responsibilities may include the making of technical and managerial contributions of value to the Company. The Employee hereby assigns to the Company all rights, title and interest in such contributions and inventions made or conceived by the Employee alone or jointly with others during the Term. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Employee shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Employee, which are not related to the business of the Company, will remain the property of the Employee, and notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of Company resources that does not relate to the Company’s business and does not result from any work performed by the Employee for the Company.

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12.      Additional Representations of Employee. Employee represents and warrants to the Company that Employee is not Party to any written or oral agreement with any third Party that would restrict Employee’s ability to enter into the Confidentiality and Proprietary Information Agreement or to perform Employee’s obligations hereunder and that Employee will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third Party.

13.      General.

13.1       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither Party may assign this Agreement without the consent of the other Party. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

13.2       Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

13.3       Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing Party.

13.4       Governing Law; Venue and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Venue for litigation of any dispute hereunder shall lie in the courts of Fayette County, Kentucky. The Parties submit to personal jurisdiction in the State of Kentucky

13.5       Counterparts. The Parties agree that this Agreement may be executed in identical counterparts. The Agreement will be binding and enforceable on all Parties even though signed in counterparts.

14.      Entire Agreement. This Agreement constitutes the entire understanding between Employee and the Company relating to Employee’s employment. This Agreement supersedes and replaces any prior verbal or written agreements between the Company and Employee. This Agreement may not be modified or amended except by a written agreement signed by both Employee and a person authorized by the Board of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Nexeon MedSystems Inc.

By:	/s/ William Rosellini	/s/ Emily Hamilton
	William Rosellini, CEO	Dr. Emily Hamilton MD, Individually

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